Exhibit 10.57

Director Compensation Summary

We currently pay our non-management directors an annual retainer of $150,000 per year.  We pay $60,000 of the retainer in cash and $90,000 of the retainer in restricted stock to non-management directors who have not satisfied our share ownership guidelines.  We pay $105,000 of the retainer in cash and $45,000 of the retainer in restricted stock to non-management directors who have satisfied our share ownership guidelines. Any director may elect to receive up to 100 percent his annual retainer in restricted stock.  Any director who has satisfied our share ownership guidelines may also elect to receive up to 50 percent of the portion of the annual retainer that is not paid in cash in the form of stock options rather than in the form of restricted stock.  Grants of restricted stock receive cash dividends.  Restricted stock and stock options vest on the day immediately prior to the first annual general meeting of shareholders at which directors are elected following the grant of the stock or option.  Vested options are exercisable for up to ten years after grant, but only while the director is serving on the Board and for 30 days after leaving the Board (two years after leaving if the director’s departure  is due to his retirement after five years of Board service, death, or disability, and two years following a change in control).

The Chairman of the Board receives an additional $100,000 annual retainer, the Chairman of the Audit Committee receives an additional $30,000 annual retainer and the Chairman of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receives an additional $10,000 annual retainer. Members of the Audit Committee, other than the chairman, receive an additional $10,000 annual retainer and members, other than the chairmen, of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receive an additional $5,000 annual retainer. AGL will generally not pay a fee for attendance at board or committee meetings, though the Chairman of the Board has the discretion to pay attendance fees of $2,000 for extraordinary or special meetings.

The Board of Directors has recommended that each director own at least 10,000 common shares within three years after joining the Board.  Common shares represented by stock units previously granted to directors (i.e., units for which common shares will be received six months after the director’s departure from service on the Board of Directors) will count toward that guideline, although restricted shares awarded upon a director’s initial election will not.  We have discontinued both the practice of granting stock units to directors and of awarding directors an initial, one-time restricted share grant upon their election to the Board.  We continue to credit dividend equivalents to outstanding stock units that were awarded to directors in prior years as additional stock units at such time as cash dividends are paid to holders of our common shares, based on the closing price of AGL’s common shares on the date dividends are paid.